Exhibit 99.1

Name and Address of Reporting Person:	Valinor Management L.P.
510 Madison Avenue, 25th Floor
New York, NY 10022

Issuer Name and Ticker or Trading Symbol:	NextDecade Corporation [NEXT]

Date of Earliest Transaction to be Reported
(Month/Day/Year):	January 26, 2018

Footnotes to Form 4

(1)  Represents 4,498,031 shares directly held by Valinor Capital Partners SPV XIX, LLC (“SPV XIX”) (including 685,784 shares issuable pursuant to that certain Agreement and Plan of Merger, dated April 17, 2017, by and among Harmony Merger Corporation, Harmony Merger Sub, LLC, NextDecade, LLC and certain members of NextDecade, LLC and entities affiliated with such members (the “Merger Agreement”) upon the satisfaction of certain milestones).   Valinor Management, L.P. (“Valinor Management”) serves as investment manager to Valinor Capital Partners, L.P. (“Valinor Capital Partners”), which wholly owns SPV XIX. David Gallo is the Founder, Managing Partner, and Portfolio Manager of Valinor Management and is the managing member of Valinor Associates, LLC (“Associates”), which serves as general partner to Valinor Capital Partners.  Each of Valinor Management, Valinor Capital Partners, Associates, and David Gallo may be deemed to beneficially own the securities held by SPV XIX and each of Valinor Management, Valinor Capital Partners, Associates and David Gallo disclaims beneficial ownership of the reported shares, except to the extent of its or his pecuniary interest.

(2)  Represents 584,230 shares directly held by Valinor Capital Partners SPV XXII, LLC (“SPV XXII”) (including 89,074 shares issuable pursuant to the Merger Agreement upon the satisfaction of certain milestones).  Valinor Management serves as investment manager to Valinor Capital Partners Offshore Master Fund, L.P. (“Capital Partners Offshore Master”), which wholly owns SPV XXII. David Gallo is the Founder, Managing Partner, and Portfolio Manager of Valinor Management and is the managing member of Associates, which serves as general partner to Capital Partners Offshore Master.  Each of Valinor Management, Capital Partners Offshore Master, Associates, and David Gallo may be deemed to beneficially own the securities held by SPV XXII and each of Valinor Management, Capital Partners Offshore Master, Associates, and David Gallo disclaims beneficial ownership of the reported shares, except to the extent of its or his pecuniary interest.

(3)  Represents 5,661,497 shares held directly held by VND Partners, L.P. (“VND Partners”) (including 863,168 contingent shares issuable pursuant to the Merger Agreement upon the satisfaction of certain milestones).  Valinor Management serves as investment manager to VND Partners. David Gallo is the Founder, Managing Partner, and Portfolio Manager of Valinor Management and is the managing member of Associates, which serves as general partner to VND Partners.  Each of Valinor Management, Associates, and David Gallo may be deemed to beneficially own the securities held by VND Partners and each of Valinor Management, Associates, and David Gallo disclaims beneficial ownership of the reported shares, except to the extent of its or his pecuniary interest.

(4) Represents 12,213,724 shares directly held by Capital Partners Offshore Master (including 1,862,143 shares issuable pursuant to the Merger Agreement upon the satisfaction of certain milestones).  Valinor Management serves as investment manager to Capital Partners Offshore Master.  David Gallo is the Founder, Managing Partner, and Portfolio Manager of Valinor Management and is the managing member of Associates, which serves as general partner to Capital Partners Offshore Master.  Each of Valinor Management, Associates, and David Gallo may be deemed to beneficially own the securities held by Capital Partners Offshore Master and each of Valinor Management, Associates and David Gallo disclaims beneficial ownership of the reported shares, except to the extent of its or his pecuniary interest.